PROSPECTUS and	PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each	Dated July 7, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $15,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 3.90% Senior Notes Due July 12, 2021

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP:	24422ERE1

Date of Issue:	July 12, 2011

Maturity Date:	July 12, 2021

Principal Amount:	$500,000,000

Issue Price:	99.893%

Interest Payment Dates:	Semi-annually on each January 12 and July 12, commencing on January 12, 2012

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	3.90% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:
Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$112,500,000.00
Credit Suisse Securities (USA) LLC	112,500,000.00
Deutsche Bank Securities Inc.	112,500,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	112,500,000.00
BNP Paribas Securities Corp.	25,000,000.00
Santander Investment Securities Inc.	25,000,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.418% plus accrued interest from July 12, 2011 if settlement occurs after that date.